As filed with the Securities and Exchange Commission on May 28, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

iRobot Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0259335 (I.R.S. Employer Identification No.)
iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
(Address of Principal Executive Offices, including zip code)

2018 Stock Option and Incentive Plan
Non-Plan Restricted Stock Unit Awards
Non-Plan Performance-Based Restricted Stock Unit Awards
(Full Title of the Plan)
______________________________________________________________

Gary S. Cohen
Chief Executive Officer
iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
(Name and Address of Agent For Service)

(781) 430-3000
(Telephone Number, including Area Code, of Agent For Service)

Copy to:
Mark T. Bettencourt, Esq.
Gregg Katz, Esq.
Goodwin Procter LLP
100 Northern Ave.
Boston, Massachusetts 02210
(617) 570-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (“Registration Statement”) is filed for the purposes of registering 900,000 additional shares of common stock, par value $0.01 per share (“Common Stock”), of iRobot Corporation (the “Registrant”) that may be issued pursuant to equity awards granted pursuant to the iRobot Corporation 2018 Stock Option and Incentive Plan, as amended (the “2018 Plan”). On May 23, 2024, pursuant to an amendment to the 2018 Plan, the number of shares of Common Stock reserved and available for issuance under the 2018 Plan increased by 900,000. This Registration Statement registers these additional 900,000 shares of Common Stock. The additional shares are of the same class as other securities for which registration statements of the Registrant filed on Form S-8 (SEC File No. 333-225482), Form S-8 (SEC File No. 333-239573) and Form S-8 (SEC File No. 333-265677) are effective. The information contained in each of the Registrant’s registration statements on Form S-8 (SEC File No. 333-225482), Form S-8 (SEC File No. 333-239573) and Form S-8 (SEC File No. 333-265677) is hereby incorporated by reference pursuant to General Instruction E, except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the earlier registration statements are presented herein.
This Registration Statement is also filed for the purpose of registering an aggregate of 725,000 shares of Common Stock (collectively, the “Inducement Awards”) comprised of:
•435,000 shares of Common Stock that may be issued upon the vesting of performance-based restricted stock units that will vest in accordance with the terms of a Performance-Based Restricted Stock Unit Award Agreement by and between the Registrant and Gary S. Cohen, as an inducement for his accepting employment with the Registrant; and
•290,000 shares of Common Stock that may be issued upon the vesting of time-based restricted stock units that will vest in accordance with the terms of a Restricted Stock Unit Award Agreement by and between the Registrant and Gary S. Cohen, as an inducement for his accepting employment with the Registrant.
The Inducement Awards will be issued outside of the 2018 Plan, approved by the Registrant’s board of directors and issued pursuant to the “inducement” grant exception under 5635(c)(4) of the Marketplace Rules of the NASDAQ Stock Market LLC, as inducements that are material to employees’ entering into employment with the Registrant.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The documents containing the information specified in this Item 1 will be sent or given to (i) participants in the equity benefit plans covered by this Registration Statement and (ii) the employee issued the Inducement Awards as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
The documents containing the information specified in this Item 2 will be sent or given to (i) participants in the equity benefit plans covered by this Registration Statement and (ii) the employee issued the Inducement Awards as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:
(a) The Registrant’s Annual Report on Form 10-K for the year ended December 30, 2023, filed with the Commission on February 27, 2024.
(b) All other documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and
(c) The description of the Common Stock contained in Exhibit 4.2 to the Registrant’s Form 10-K for the fiscal year ended December 28, 2019, filed with the Commission on February 13, 2020, including any amendments or reports filed for the purpose of updating this description.
All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4. Description of Services.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.
The Registrant’s second amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.
The Registrant’s amended and restated by-laws, as amended, provide for the indemnification of officers, directors and other employees if such persons act in good faith and in a manner reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, such indemnified party had no reasonable cause to believe his or her conduct was unlawful.
The Registrant has entered into agreements with certain of its officers and directors that also provide for indemnification and expenses and liability reimbursement in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements require the Registrant to indemnify such persons against liabilities that may arise by reason of their status or service as officers and directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, the Registrant has purchased and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.
These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 7. Exhibits Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The exhibits to this Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

Exhibit No.	Description of Exhibit
5.1*	Opinion of Goodwin Procter LLP
23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney (included as part of the signature page of this Registration Statement)
99.1*	Third Amendment to the iRobot Corporation 2018 Stock Option and Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 23, 2024 and incorporated by reference herein)
99.2*	Form of Performance-Based Restricted Stock Unit Award Agreement, by and between the Company and Gary S. Cohen.
99.3*	Form of Restricted Stock Unit Award Agreement, by and between the Company and Gary S. Cohen.
107*	Filing Fee Table

* Filed herewith.
Item 9. Undertakings.
(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, Commonwealth of Massachusetts, on May 28, 2024.

iROBOT CORPORATION

By:	/s/ Gary S. Cohen
Gary S. Cohen
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
We, the undersigned officers and directors of iRobot Corporation (the “Company”), hereby severally constitute and appoint Gary S. Cohen and Tonya Drake, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in such capacities to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 28, 2024.

Signature	Title(s)	Date
/s/ Gary S. Cohen
Gary S. Cohen	Chief Executive Officer and Director (Principal Executive Officer)	May 28, 2024

/s/ Julie Zeiler
Julie Zeiler	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 28, 2024

/s/ Karian Wong
Karian Wong	SVP, Finance (Principal Accounting Officer)	May 28, 2024

/s/ Andrew Miller
Andrew Miller	Chairman	May 28, 2024

/s/ Mohamad Ali
Mohamad Ali	Director	May 28, 2024

/s/ Karen Golz
Karen Golz	Director	May 28, 2024

/s/ Ruey-Bin Kao
Ruey-Bin Kao	Director	May 28, 2024

/s/ Eva Manolis
Eva Manolis	Director	May 28, 2024

/s/ Michelle Stacy
Michelle Stacy	Director	May 28, 2024